June 10, 1999




The Board of Trustees
Oppenheimer Capital Preservation Fund
Two World Trade Center
New York, New York  10048-0203

To the Board of Trustees:

      OppenheimerFunds, Inc. ("OFI") herewith purchases 10,000 Class A shares and 100 Class B, 100 Class C, and 100 Class Y shares of Oppenheimer Capital Preservation Fund (the "Fund") at a net asset value per share of $10.00 for each such class, for an aggregate purchase price of $103,000.

      In connection with such purchase, OFI represents that such purchase is made for investment purposes by OFI without any present intention of redeeming or selling such shares. OFI will advance all organizational and start-up costs of the Fund.

                                Very truly yours,



                              /s/ Andrew J. Donohue
                               ---------------------------------
                                Andrew J. Donohue
                           Executive Vice President &
                                 General Counsel



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